EXHIBIT 99.1

Contacts:
Investor Relations: Ed Lockwood	Public Relations: Rebecca Baer
(408) 519-9345	(408) 519-9225
Email: ir@tivo.com	Email: rebecca@tivo.com

TiVo Announces $27 Million Common Stock Offering

SAN JOSE, CA – June 26, 2003 –TiVo (NASDAQ: TIVO), the creator of television services for digital video recorders (DVRs), today announced a $27.3 million underwritten public offering of 2.9 million shares of common stock at a price per share to the public of $9.50. All of the shares were offered by the company.

TiVo intends to use the net proceeds from the offering primarily to create additional cash reserves and supplement its working capital. TiVo does not currently intend to use the proceeds to increase expenses or capital expenditures. This new financing was made pursuant to TiVo’s existing universal shelf registration statement, as amended.

Deutsche Bank Securities Inc. served as the sole underwriter of the offering. Copies of the prospectus supplement detailing the offering are available from Deutsche Bank Securities Inc. at 31 W. 52nd Street, 4th Floor, New York, New York 10019.

About TiVo

Founded in 1997 with the mission to dramatically improve consumers’ television viewing experiences, TiVo is the creator of television services for digital video recorders (DVRs). TiVo’s leadership has defined and inspired the entire category, earning the company patents for pioneering inventions associated with DVR software and hardware design. TiVo was the first to deliver on the promise of consumer choice and control over TV viewing, building a loyal and passionate subscription base with over 97% of customers surveyed recommending TiVo to a friend. The company is headquartered in San Jose, CA.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2003, as amended, and the Quarterly Report on Form 10-Q for the period ended April 30, 2003, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

NOTE: TiVo is a registered trademark of TiVo Inc. in the United States and other jurisdictions. All other company or product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.